Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated April 11, 2025, which appears in the Annual Report on Form 10-K filed on April 11, 2025, in this the Registration Statement on Form S-8 dated January 9, 2026 of Gulf Resources, Inc. (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the two-year periods ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD
PCAOB NO: 2729
Guangzhou, China
January 9, 2026